Exhibit 99.h.2

AMENDED AND RESTATED AGREEMENT
BETWEEN COLUMBIA ACORN TRUST
AND COLUMBIA MANAGEMENT GROUP, LLC

THIS AMENDED AND RESTATED AGREEMENT (“Agreement”), is hereby made on July 31, 2006 by and between Columbia Acorn Trust (the “Trust”), a business trust organized and existing under the laws of the Commonwealth of Massachusetts, on behalf of each of its portfolio series (each, a “Fund” and collectively, the “Funds”), and Columbia Management Group, LLC, a limited liability company organized and existing under the laws of the Commonwealth of Massachusetts (hereinafter called “CMG”), on behalf of Columbia Management Distributor, Inc. (“CMD”), Columbia Management Services, Inc. (“CMS”) (formerly Liberty Funds Services, Inc.), Columbia Wanger Asset Management, L.P. (“CWAM”) and Columbia Management Advisors, LLC (“CMA”).  CMD, CMS, CWAM and CMA are subsidiaries of CMG and are collectively referred to herein as the “Service Providers.”

WITNESSETH:

WHEREAS, CMD acts as the Funds’ underwriter pursuant to that certain Distribution Agreement dated August 22, 2005, as amended, between CMD and Funds (the “Distribution Agreement”);

WHEREAS, CMS acts as the Funds’ transfer agent pursuant to that certain Shareholders’ Servicing and Transfer Agent Agreement dated September 29, 2000, as amended, between CMS and the Trust (the “TA Agreement”);

WHEREAS, CWAM acts as the Funds’ investment adviser pursuant to that certain Amended and Restated Investment Advisory Agreement dated August 1, 2006 between CWAM and the Trust (the “Advisory Agreement”); and

WHEREAS, CMA acts as sub-administrator for the Funds pursuant to that certain Sub-administration Agreement dated November 16, 2004 and effective September 29, 2000 between the predecessor of CMA and CWAM (the “Sub-Administration Agreement,” and together with the Distribution Agreement, TA Agreement, Advisory Agreement and Sub-Administration Agreement, the “Agreements”);

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

CMG agrees to cooperate fully with any and all efforts by the Trust, its Chief Compliance Officer (the “Fund CCO”) and its board of trustees (the “Board”) to provide assurance to the Trust, the Fund CCO and the Board that it and each Service Provider have implemented effective compliance policies and procedures, as applicable, administered by competent personnel.  In providing such assurance, CMG agrees that it or the applicable Service Providers will with respect to the Funds specifically or to matters more generally, as applicable, that could reasonably be expected to have a material adverse impact on the ability of the Service Providers or CMG to operate an effective compliance program:

1)                          hold periodic meetings between CMG compliance personnel or its senior management and the Fund CCO, and provide to the Fund CCO periodic reports on Compliance matters relevant to each Service Provider;

2)                          provide to the Fund CCO, promptly upon receipt, copies of reviews, inspection reports, audit reports, periodic and special reports by regulatory bodies, consultants, and external as well as internal auditors relating to CMG’s and/or the Service Providers’ compliance with applicable law and regulations, including reports by any entity appointed to review compliance policies and procedures by virtue of any order entered by the Securities and Exchange Commission;

3)                          provide to the Fund CCO periodic reports regarding selling or revenue sharing agreements with fund intermediaries, and any other agreements, formal or informal, entered into by CMD, including agreements that contain terms materially different from the form of selling agreement previously approved by the Board;

4)                          inform the Fund CCO promptly of any material violation, or material weakness in the design or implementation, of CMG’s or the Service Providers’ policies and procedures, including, but not limited to, those governing money laundering, sales practices, frequent trading and late trading;

5)                          take appropriate steps to correct promptly any material violation, or material weakness in the design or implementation, of CMG’s or the Service Providers’ policies and procedures; it being understood that the Board in its discretion may engage a third party selected by the Board, to assess whether CMG or the Service Provider has adequately addressed the material violation or weakness previously identified (it being understood that CMG or such Service Provider, as applicable, shall pay the reasonable expenses of such third party if (i) the Board determines that CMG or such Service Provider has not promptly corrected such violation or weakness; (ii) the Trust provides CMG or such Service Provider with prior written notice of the proposed engagement that identifies the anticipated cost and estimated expenses of such engagement; and (iii) CMG consents to bearing such expenses, such consent not to be unreasonably withheld.);

6)                          provide to the Fund CCO a full description of any waiver granted by CMS or CMG from the frequent trading prohibitions imposed by the Funds;

7)                          provide to the Fund CCO promptly reports concerning CMD’s actions to suspend or limit the privileges of any entity with whom it has executed a Selling Agreement, and on-going efforts to seek to secure execution of appropriate certifications or revised Selling Agreements that ensure sales in conformity with the Funds’ prospectus limitations;

8)                          provide the Fund CCO with prompt notice of material changes in the policies and procedures of the Service Providers;

9)                          report to the Fund CCO promptly any investor complaint regarding the Trust, including complaints about the distribution, marketing, operation or management of the Trust, or any complaint arising from the purchase or redemption of Fund shares;

10)                    provide to the Fund CCO periodic reports from CMS: (a) regarding its implementation of Rule 22c-2; (b) reflecting its monitoring for and investigation of instances of possible frequent or late trading in the Fund shares; (c) regarding the imposition of required redemption fees; (d) regarding CMS’ efforts to implement appropriate internal controls such as aging and escalation procedures, to ensure timely management review and oversight of its policies and procedures;

11)                    provide to the Fund CCO periodic reports from CWAM or CMG with respect to soft dollar arrangements and fair valuation of portfolio securities;

12)                    provide to the Fund CCO periodic reports from CWAM or CMG regarding stale prices of securities or fair valuation methodologies for foreign securities; and

13)                    hire, train and maintain sufficient compliance staff to implement effectively its policies and procedures, and to provide the Fund CCO with information about its staffing efforts.

During the periodic meetings referenced in paragraph 1 above, the Fund CCO and CMG compliance personnel may discuss any concerns regarding the frequency and scope of any required reports previously provided or actions previously undertaken pursuant to this Agreement.

CMG represents that the actions outlined in the Memorandum to the Fund CCO dated June 27, 2006 (the “June 27, 2006 Memorandum”) provided in response to the Columbia Acorn Trust — 2005 Annual Report of the Chief Compliance Officer dated May 23, 2006 (the Annual Report”) have been taken, and that CMG believes those actions together with the compliance program of CMG and such Service Providers  adequately remedy the weaknesses identified in the Annual Report with respect to CMG, CMS and CMA, subject to certain limitations  identified in writing to the Fund CCO and the Board and set forth in Exhibit D to the June 27, 2006 Memorandum.

In the event that the Trust determines that CMG or any of the Service Providers has materially breached the terms of this Agreement, the Trust may in its discretion suspend any and all payments to a Service Provider under the terms of the applicable agreement between the Trust and the Service Provider (such agreements listed on Appendix A hereto) if such material breach is not cured promptly following written notice to CMG or any of the Service Providers of such material breach.  If CMG or a Service Provider fails to or refuses to cure such material breach promptly after receiving notice of such material breach, and if the Trust otherwise determines to terminate the applicable agreement between the Trust and the Service Provider in accordance with the terms of that agreement, CMG or the Service Provider will pay all fees and expenses incurred by the Funds and their board in connection with finding a replacement Service Provider for the Trust.

COLUMBIA MANAGEMENT GROUP, LLC,
on behalf of each of Columbia Management Distributor, Inc.,
Columbia Management Services, Inc.,
Columbia Wanger Asset Management, L.P., and
Columbia Management Advisors, LLC

By:	/s/ Keith Banks
Keith Banks

COLUMBIA ACORN TRUST

By:	/s/ Charles P. McQuaid
Charles P. McQuaid
President

Appendix A

Amended and Restated Investment Advisory Agreement between Columbia Acorn Trust and Columbia Wanger Asset Management, L.P. dated August 1, 2006

Amended and Restated Administration Agreement between Columbia Acorn Trust (on behalf of Columbia Acorn Fund, Columbia Acorn International, Columbia Acorn USA, Columbia Acorn Select, Columbia Acorn International Select and Columbia Thermostat Fund) and Columbia Wanger Asset Management, L.P. dated August 1, 2004

Distribution Agreement, as amended, between Columbia Acorn Trust and Columbia Management Distributor, Inc. dated August 22, 2005

Shareholders’ Servicing and Transfer Agent Agreement dated September 29, 2000, as amended, between Columbia Acorn Trust and Liberty Funds Services, Inc.